Exhibit 99.1
Tilly's, Inc. Announces First Quarter Operating Results
Introduces Fiscal 2023 Second Quarter Outlook

Irvine, CA – June 1, 2023 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the first quarter of fiscal 2023 ended April 29, 2023.
"We believe the highly uncertain and inflationary economic environment continues to have a detrimental impact on our pre-teen, teen, and young adult customer demographic," commented Ed Thomas, President and Chief Executive Officer. "While we believe our product assortments are trend right, the impact of inflation and potential recessionary concerns remain a risk to our business over the near term."
Operating Results Overview
Fiscal 2023 First Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the first quarter of fiscal 2023 ended April 29, 2023 versus the first quarter of fiscal 2022 ended April 30, 2022.
•Total net sales were $123.6 million, a decrease of $22.1 million or 15.2%, compared to $145.8 million last year. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 17.5%.
◦Net sales from physical stores were $97.8 million, a decrease of $19.7 million or 16.7%, compared to $117.5 million last year with a comparable store net sales decrease of 19.7%. Net sales from physical stores represented 79.1% of total net sales compared to 80.6% of total net sales last year. The Company ended the first quarter with 248 total stores compared to 241 total stores at the end of the first quarter last year.
◦Net sales from e-com were $25.8 million, a decrease of $2.5 million or 8.7%, compared to $28.3 million last year. E-com net sales represented 20.9% of total net sales compared to 19.4% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $25.9 million, or 21.0% of net sales, compared to $43.8 million, or 30.1% of net sales, last year. Buying, distribution, and occupancy costs deleveraged by 620 basis points and increased by $2.4 million collectively, largely due to occupancy costs, as a result of operating 7 net additional stores. Product margins declined by 290 basis points primarily due to increased markdowns utilized to manage inventory levels.
•Selling, general and administrative ("SG&A") expenses were $43.2 million, or 34.9% of net sales, compared to $42.7 million, or 29.3% of net sales, last year. The $0.5 million increase in SG&A was primarily due to increases in corporate payroll, due to the impact of wage inflation, software as a service and recruiting expenses. Partially offsetting these increases was a $0.8 million reduction in store payroll and related benefits, despite operating 7 net additional stores and absorbing an average 8% hourly wage rate increase, compared to last year.
•Operating loss was $(17.3) million, or (14.0)% of net sales, compared to operating income of $1.1 million, or 0.8% of net sales, last year, due to the combined impact of the factors noted above.
•Other income was $1.1 million compared to break-even last year, primarily due to earning significantly higher rates of return on our marketable securities compared to last year.
•Income tax benefit was $(4.2) million, or 26.1% of pre-tax loss, compared to income tax expense of $0.3 million, or 26.9% of pre-tax income, last year. The decrease in the effective income tax rate was primarily attributable to a decrease in pre-tax income.
•Net loss was $(12.0) million, or $(0.40) per share, compared to net income of $0.8 million, or $0.03 per diluted share, last year. Weighted average shares were 29.8 million this year compared to 31.0 million diluted shares last year.

Balance Sheet and Liquidity
As of April 29, 2023, the Company had $93.4 million of cash and marketable securities and no debt outstanding compared to $111.0 million and no debt outstanding at the end of the first quarter last year. Since the end of last year's first quarter, the Company repurchased 366,297 shares of its common stock for a total of $2.7 million pursuant to its stock repurchase program, which expired on March 14, 2023.
The Company ended the first quarter with inventories at cost up 1.6% per square foot while unit inventories were down 5.8% per square foot compared to last year.
Total year-to-date capital expenditures at the end of the first quarter were $4.3 million this year compared to $2.6 million last year. For fiscal 2023 as a whole, the Company expects its total capital expenditures to be approximately $15 million, inclusive of 7 new stores and upgrades to certain distribution and information technology systems.
Fiscal 2023 Second Quarter Outlook
Total comparable net sales through May 30, 2023, including both physical stores and e-com, decreased by 11.5% relative to the comparable period last year. Based on current and historical trends, the Company currently estimates that its fiscal 2023 second quarter net sales will be in the range of approximately $148 million to $158 million, translating to an estimated comparable net sales decrease of approximately 10% to 15% for the second quarter of fiscal 2023 compared to last year. The Company currently estimates its SG&A expenses for the second quarter of fiscal 2023 to be in the range of approximately $49 million to $50 million, pre-tax loss to be in the range of approximately $(5) million to $(11) million, and estimated income tax rate to be approximately 26%. The Company currently expects its loss per share for the second quarter of fiscal 2023 to be in the range of $(0.13) to $(0.27) based on estimated weighted average shares of approximately 29.9 million. The Company expects to have 248 stores open at the end of the second quarter, a net increase of six stores from the end of last year's second quarter.
Conference Call Information
A conference call to discuss these financial results is scheduled for today, June 1, 2023, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 300-8521 (domestic) or (412) 317-6026 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until June 8, 2023, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10178210.
About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear, accessories and hardgoods for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 248 total stores across 33 states, as well as its website, www.tillys.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our current operating expectations in light of historical results, the impacts of inflation and potential recession on us and our customers, including on our future financial condition or operating results, expectations regarding customer traffic, our supply chain, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to the impact of inflation on consumer behavior and our business and operations, supply chain difficulties, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	April 29, 2023	January 28, 2023	April 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$43,686	$73,526	$59,954
Marketable securities	49,695	39,753	50,997
Receivables	12,973	9,240	8,209
Merchandise inventories	77,182	62,117	74,112
Prepaid expenses and other current assets	9,332	17,762	14,769
Total current assets	192,868	202,398	208,041
Operating lease assets	216,385	212,845	218,163
Property and equipment, net	49,438	50,635	46,606
Deferred tax assets	12,728	8,497	11,594
Other assets	1,765	1,377	1,253
TOTAL ASSETS	$473,184	$475,752	$485,657

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,730	$15,956	$27,193
Accrued expenses	14,253	15,889	16,741
Deferred revenue	14,792	16,103	15,150
Accrued compensation and benefits	9,056	8,183	8,707
Current portion of operating lease liabilities	49,567	48,864	51,237
Current portion of operating lease liabilities, related party	2,908	2,839	2,483
Other liabilities	446	470	674
Total current liabilities	115,752	108,304	122,185
Long-term liabilities:
Noncurrent portion of operating lease liabilities	169,791	167,913	174,301
Noncurrent portion of operating lease liabilities, related party	21,633	22,388	20,364
Other liabilities	487	349	872
Total long-term liabilities	191,911	190,650	195,537
Total liabilities	307,663	298,954	317,722
Stockholders’ equity:
Common stock (Class A)	23	23	23
Common stock (Class B)	7	7	7
Preferred stock	—	—	—
Additional paid-in capital	170,608	170,033	167,512
(Accumulated deficit) retained earnings	(5,438)	6,530	391
Accumulated other comprehensive income	321	205	2
Total stockholders’ equity	165,521	176,798	167,935
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$473,184	$475,752	$485,657

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended
	April 29, 2023	April 30, 2022
Net sales	$123,637	$145,775

Cost of goods sold (includes buying, distribution, and occupancy costs)	96,768	101,100
Rent expense, related party	931	860
Total cost of goods sold (includes buying, distribution, and occupancy costs)	97,699	101,960
Gross profit	25,938	43,815

Selling, general and administrative expenses	43,066	42,574
Rent expense, related party	133	133
Total selling, general and administrative expenses	43,199	42,707

Operating (loss) income	(17,261)	1,108
Other income, net	1,064	4
(Loss) income before income taxes	(16,197)	1,112
Income tax (benefit) expense	(4,229)	299
Net (loss) income	$(11,968)	$813
Basic (loss) earnings per share of Class A and Class B common stock	$(0.40)	$0.03
Diluted (loss) earnings per share of Class A and Class B common stock	$(0.40)	$0.03
Weighted average basic shares outstanding	29,798	30,762
Weighted average diluted shares outstanding	29,798	31,046

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Thirteen Weeks Ended
	April 29, 2023	April 30, 2022
Cash flows from operating activities
Net (loss) income	$(11,968)	$813
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	3,214	3,508
Stock-based compensation expense	522	563
Impairment of assets	154	13
Loss on disposal of assets	16	43
Gain on sales and maturities of marketable securities	(295)	(26)
Deferred income taxes	(4,231)	(150)
Changes in operating assets and liabilities:
Receivables	(3,683)	(356)
Merchandise inventories	(15,065)	(8,467)
Prepaid expenses and other assets	8,162	1,667
Accounts payable	8,765	(955)
Accrued expenses	441	(2,357)
Accrued compensation and benefits	873	(8,349)
Operating lease liabilities	(1,616)	(1,361)
Deferred revenue	(1,311)	(1,946)
Other liabilities	(173)	(193)
Net cash used in operating activities	(16,195)	(17,553)

Cash flows from investing activities
Proceeds from maturities of marketable securities	15,081	51,028
Purchases of marketable securities	(24,524)	(4,967)
Purchases of property and equipment	(4,255)	(2,598)
Net cash (used in) provided by investing activities	(13,698)	43,463

Cash flows from financing activities
Share repurchases related to share repurchase program	—	(8,177)
Proceeds from exercise of stock options	53	20
Net cash provided by (used in) financing activities	53	(8,157)

Change in cash and cash equivalents	(29,840)	17,753
Cash and cash equivalents, beginning of period	73,526	42,201
Cash and cash equivalents, end of period	$43,686	$59,954

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2022 Q1	241	—	—	241	1,764
2022 Q2	241	2	1	242	1,767
2022 Q3	242	5	—	247	1,800
2022 Q4	247	4	2	249	1,818
2023 Q1	249	1	2	248	1,809

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com